Exhibit 2.1

Form of Certificate for Ordinary Shares

Baird Medical Investment Holdings Limited – Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Certificate No.	Ordinary Shares
[ ]	[ ]

US$50,000 Share Capital divided into

500,000,000 Ordinary Shares of US $0.0001 each

THIS IS TO CERTIFY THAT [Name of Holder]

is the registered holder of

Ordinary Shares in the above-named Company subject to the Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on

by: DIRECTOR